Icahn Associates Corp.
AND AFFILIATED COMPANIES

MEMORANDUM

To:	Keith Meister
From:	Carl C. Icahn
Date:	April 19, 2007
Subject:	Employment Contract

Each of you is a party to an employment agreement with Icahn Management LP (the "Management Company") and my affiliates, as amended by a letter dated as of February 1, 2007 (the "February Amendment") (each employment agreement, as so amended, the "Amended Agreement"). Each such agreement is hereby amended by the addition of the following:

As you know, a new fund to be known as Icahn Partners Master Fund III L.P., a Cayman Islands exempted limited partnership ("Master Fund III") has been formed. It will initially receive investments from a newly formed feeder fund known as Icahn Fund III Ltd. ("Feeder Fund III") as well as from Koala Holding limited partnership (which is owned by Carl C. Icahn). The Management Company will enter into a management agreement with Feeder Fund III ("Offshore Management Agreement III"). Icahn Offshore LP (the "Offshore GP") will serve as the general partner of Master Fund III.

This memorandum will confirm our agreement and understanding that the management fees earned by the Management Company under Offshore Management Agreement III and the incentive allocations made to the Offshore GP as the general partner of Master Fund III will be treated in the same manner (subject to the participation percentages, payment terms, netting of expenses, vesting and other provisions of the Amended Agreement) as the management fees earned by the Management Company under Offshore Management Agreement II (as defined in the February Amendment) and the incentive allocations made to the Offshore GP as the general partner of Master Fund II (as defined in the February Amendment) are treated under the February Amendment.

Please execute this memorandum in the space provided below, whereupon it will evidence our mutual agreement with respect to the matters set forth herein.

767 Fifth Avenue, New York, New York 10153, Telephone No. (212) 702-4300, Fax No. (212) 688-1158

Notwithstanding the foregoing or Section 10 of your respective original employment agreements, you will not have the option of deferring any portion of your Management Fee Participation, as described in Section 9(i) of such agreement, which is attributable to Feeder Fund III for its fiscal year ending December 31, 2007. Instead, Section 5 of your respective February Amendment shall apply to you, Feeder Fund III and the management company for such fiscal year and subsequent fiscal years in the same manner as it applies to Feeder Fund II (and the references to the agreements set forth therein shall be deemed references to the corresponding agreements for Feeder Fund III).

AGREED AND ACCEPTED:

Carl C. Icahn

Keith A. Meister

[Memorandum to include under employment agreements of Keith Meister, management fees and incentive allocations from Icahn Fund III (subject to the participation percentages, payment terms, netting of expenses, vesting and other terms of the respective employment agreements)].